PURCHASE AGREEMENT

THIS AGREEMENT is made the 28th day of July 2003. BETWEEN:

THUNDERMIN RESOURCES INC., of Suite 1116, 111 Richmond Street West, Toronto, ON M5H 2G4

(hereinafter called the "Vendor")

OF THE FIRST PART

AND:

NOVAWEST RESOURCES INC., a company incorporated pursuant

to the laws of the Province of British Columbia, having an office at Suite

1000, The Marine Building, 355 Burrard Street, Vancouver, B.C. V6C

2G8

AND

CASCADIA INTERNATIONAL RESOURCES INC., a company incorporated pursuant to the laws of the Province of British Columbia, having an office at Suite 1750, 700 - 6th Avenue SW, Calgary, AB T2P OT8

(hereinafter called the "Purchasers")

OF THE SECOND PART

WHEREAS:

A.

The Vendor is the sole recorded and beneficial owner of thirty-five mineral claims, #CDC 1120300 through #CDC 1120334 (inclusive), located in the NTS 35G09 in the Ungava Region of Northern Quebec, Canada, as more particularly described in Schedule "A" hereto (the "Property").

B.

The Vendor wishes to sell an undivided 100% interest in and to the Property to the Purchasers and the Purchasers wish to acquire such interest pursuant to the terms and conditions hereinafter set out.

C.

All dollar amounts in this agreement are quoted in Canadian dollars.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Vendor's Representations and Warranties

1.

The Vendor represents and warrants to the Purchasers that:

(a)

The Vendor is the sole recorded and beneficial owner of an undivided 100% interest in and to the Property, subject to a 10% Net Profits Interest (the "10% NPI") created in favour of Allan J. Willy, Seal River Explorations Limited and Tusk Resources Inc.

(b)

The Property has been, to the best of the information and belief of the Vendor, properly located and staked and recorded in compliance with the laws of the Province of Quebec and is comprised of valid and subsisting mineral claims as at the date of this Agreement;

(c)

The Property is in good standing until October 22, 2004 and the claims are renewable, under all applicable laws and regulations, all assessment work required to be performed and filed has been perfottned and filed or cash payment in lieu thereof has been made, all taxes and other payments have been paid and all filings have been made;

(d)

Except for the 10% NPI, the Property is free and clear of any encumbrances, liens, charges and royalties other than the 3% NSR extended to the Vendor under this agreement and neither the Vendor nor, to the best of the Vendor's knowledge, any of its predecessors in interest or title, have done anything whereby the Property may be encumbered; and

(e)

The Vendor has the right to enter into this Agreement and to deal with the Property in accordance with the terms of this Agreement, there are no disputes over the title to the Property, and except for the interest of the holders of the 10% NPI, no other party has any interest in the Property or the production therefrom or any right to acquire any such interest.

Purchasers' Representations and Warranties

2.

The Purchasers represent and warrant to the Vendor that:

(f)

they have been duly incorporated, amalgamated or continued and validly exist as corporations in good standing under the laws of the Province of British Columbia;

(g)

they are lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(h)

they have duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Purchasers or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Purchasers are a party or by which they are bound or to which they or the Property may be subject;

(i)

no proceedings are pending for, and the Purchasers are unaware of any basis for the institution, of any proceedings leading to, the dissolution or winding up of the Purchasers or the placing of the Purchasers in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(j)

they are reporting issuers under the Securities Act (British Columbia) and are not listed on the list of reporting issuers in default of any requirement of such Act or the regulations made thereunder as maintained by the British Columbia Securities Commission;

(k)

the Shares will, at the time of delivery to the Vendor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances;

(1)

on the date of receipt by the Vendor of the certificate or certificates representing the Shares, every consent, approval, authorization, order or agreement of the TSX Venture Exchange (the "Exchange") that is required for the issuance of the Shares and the delivery to the Vendor of such certificate or certificates to be valid will have been obtained and will be in effect;

(m)

the Shares are part of a class of shares of the Purchasers that is currently listed and posted for trading on the Exchange and, at the time of the delivery of the certificates representing the Shares to the Vendor, will have been approved and reserved for listing on the Exchange, subject only to fulfillment of the requirements of the Exchange relating to listing of additional shares of a listed class or series of shares;

(n)

the Purchasers will, immediately after the issuance of the Shares, take or cause to be taken all steps necessary for the Shares to be posted for trading on the Exchange; and

(o)

the Shares will be subject to resale restrictions in British Columbia in accordance with the Securities Rules (British Columbia) and in particular, shall be subject to any applicable hold period from the Approval Date, as hereinafter defined.

Survival of Representations and Warranties

3.

The representations and warranties in this Agreement shall survive the closing of this transaction and shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement and there shall not be any merger of any representations and warranties in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Vendor shall have the right to waive any representation and warranty made by the Purchasers in the Vendor's favour without prejudice to any of its recourses with respect to any other breach by the Purchasers and the Purchasers shall have the same right with respect to any of the Vendor's representations in the Purchasers' favour.

Purchase and Sale

4.

The Vendor hereby sells and assigns to the Purchasers and the Purchasers hereby purchase an undivided 100% interest in and to the Property for:

(a)  the combined allotment and issuance to the Vendor of 250,000 common shares in the capital of the Purchasers comprised of 120,100 shares of Novawest Resources Inc. at a deemed price of $0.53 per share (the "Shares") and 129,900 shares of Cascadia International Resources Inc. at a deemed price of $0.49 per share (the "Shares"), such shares to be issued within 15 business days of acceptance of this transaction by the TSX Venture Exchange (the "Approval Date").

(b)

the total payment of $50,000 cash, comprised of $25,000 from each of Novawest Resources Inc. and Cascadia International Resources Inc. The cash payment will be divided into two payments with $30,000 cash due August 20, 2003 and $20,000 due December 31, 2003, or such earlier date, as determined by Novawest and Cascadia, upon which the $20,000 is paid in full (the "Final Payment Date").

(c)

a 3% Net Smelter Return (NSR) interest to the Vendor to be calculated and paid in accordance with the provisions of Schedule "B" attached hereto, provided that the Vendor shall be solely responsible for the payment of the 10% NPI out of the proceeds of the 3% NSR Royalty reserved for the Vendor herein. The Vendor shall be able, at its cost, to appoint an independent representative from a national firm of chartered accountants, knowledgeable in the mining business, to have access to all necessary accounts, books and records pertaining to mining operations on the said property for the purposes of determining if and when all or any portion of the 10% NPI is due and payable.

(d)

The Purchasers, their Assignees or Agents shall have an option to purchase from the Vendor one-third of the Royalty (equal to a one percent NSR) for the sum of $1,000,000 and have a first right of refusal on the remaining two-thirds of the NSR should the Vendor seek to sell its interest at a future date.

Option To Purchase Royalty

5.

(a)  At any time after the acceptance for filing of this Agreement by the Exchange the Purchasers shall have, and the Vendor hereby grants to the Purchasers, an option to purchase from the

                 Vendor one-third of the Royalty (equal to a one percent NSR) for the sum of $1,000,000.

(b)

If the Purchasers wish to exercise their oration to acquire one-third of the Rocraltc, they shall deliver notice to the Vendor in writing that they desire to acquire that part of the Royalty and shall deliver to the Vendor a certified cheque or bank draft in the amount of $1,000,000 at which time the Vendor will execute and deliver all such instruments, conveyance, assignment and releases as the Purchasers may reasonably require to transfer the legal and beneficial ownership of the portion of the Royalty being purchased at that time, to the Purchasers.

(c)

If the Vendor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Vendor to purchase all or a part of the Royalty, which offer the Vendor desire to accept, or if the Vendor intends to sell all or a part of its Royalty:

1.

The Vendor shall first offer (the "Offer") to the Purchasers in writing that part (in one-third increments) of the Royalty for the sum of $1,000,000 per each one-third and, if the Vendor desires to sell more than one-third of the Royalty, the balance of the Royalty shall be offered to the Purchasers upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Vendor, as the case may be.

2.

The Offer shall specify the price, terms and conditions of each sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Proposed Purchaser, disclose the person or persons to whom the Vendor intends to offer their interest and, if the offer received by the Vendor from the Proposed Purchaser provides for any consideration payable to the Vendor otherwise than in cash, the Offer shall include the Vendor's good faith estimate of the cash equivalent of the non-cash consideration.

3.

If within a period of 60 days of the receipt of the Offer the Purchaser notifies the Vendor in writing that it will accept the Offer, the Vendor shall be bound to sell such interest to the Purchasers on the terms and conditions of the Offer. If the Offer so accepted by the Purchasers contains the Vendor's good faith estimate of the cash equivalent of the non-cash consideration as aforesaid, and if the Purchasers disagree with the Vendor's best estimate, the Purchasers shall so notify the Vendor at the time of acceptance and the Purchasers shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Purchasers so notify the Vendor, the acceptance by the Purchasers shall be effective and binding upon the Vendor and the Purchasers, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Purchasers, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Purchasers shall in such case pay to the Vendor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Vendor being sold, the total purchase price which is specified in its notice to the Vendor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

If the purchasers fail to notify the Vendor before the expiration of the time limited therefore that it will purchase the interest offered, the Vendor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

Further Assurances

5.

Forthwith after the Final Payment Date the Vendor shall execute or cause to be executed a Bill of Sale or such other documents as the Purchasers may reasonably require transferring a 100% interest in and to the Property. The parties shall execute all further documents or assurances as may be required to carry out the full intent of this Agreement.

Notice

6.

Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Regulatory Approval

7.

This Agreement shall be subject to the approval of all regulatory authorities having jurisdiction.

Entire Agreement

8.

This Agreement constitutes the entire agreement between the parties and replaces and supercedes all agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or express or implied, statutory or otherwise, between the parties with respect to the subject matter herein.

Gender

9.

Wherever the singular or neuter are used herein the same shall be deemed to include the plural, feminine or masculine.

Enurement

10.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

The Common Seal of THUNDERMIN

RESOURCES INC. was hereunto affixed

in the presence of:

Authorized Signatory

CLAIM NUMBER	NTS DESIGNATION	MINING REGION	PROVINCE
CDC 1120300	35G09	Ungava	Quebec
CDC 1120301	35G09	Ungava	Quebec
CDC 1120302	35G09	Ungava	Quebec
CDC 1120303	35G09	Ungava	Quebec
CDC 1120304	35G09	Ungava	Quebec
CDC 1120305	35G09	Ungava	Quebec
CDC 1120306	35G09	Ungava	Quebec
CDC 1120307	35G09	Ungava	Quebec
CDC 1120308	35G09	Ungava	Quebec
CDC 1120309	35G09	Ungava	Quebec
CDC 1120310	35G09	Ungava	Quebec
CDC 1120311	35G09	Ungava	Quebec
CDC 1120312	35G09	Ungava	Quebec
CDC 1120313	35G09	Ungava	Quebec
CDC 1120314	35G09	Ungava	Quebec
CDC 1120315	35G09	Ungava	Quebec
CDC 1120316	35G09	Ungava	Quebec
CDC 1120317	35G09	Ungava	Quebec
CDC 1120318	35G09	Ungava	Quebec
CDC 1120319	35G09	Ungava	Quebec
CDC 1120320	35G09	Ungava	Quebec
CDC 1120321	35G09	Ungava	Quebec
CDC 1120322	35G09	Ungava	Quebec
CDC 1120323	35G09	Ungava	Quebec
CDC 1120324	35G09	Ungava	Quebec
CDC 1120325	35G09	Ungava	Quebec
CDC 1120326	35G09	Ungava	Quebec
CDC 1120327	35G09	Ungava	Quebec
CDC 1120328	35G09	Ungava	Quebec
CDC 1120329	35G09	Ungava	Quebec
CDC 1120330	35G09	Ungava	Quebec
CDC 1120331	35G09	Ungava	Quebec
CDC 1120332	35G09	Ungava	Quebec
CDC 1120333	35G09	Ungava	Quebec
CDC 1120334	35G09	Ungava	Quebec

SCHEDULE "B"

This is Schedule "B" referred to in the attached agreement (the "Agreement") between Thundermin, Novawest and Cascadia.

1.

"Net Smelter Returns" means the actual amount of payment received by the holder(s) of a 100% working interest (the "Owner") in the Property from any purchaser (a "Purchaser") of products (the "Products") from the Property (but excluding from materials extracted for bulk sampling purposes) and delivered for sale. In calculating Net Smelter Returns, there shall be deducted therefrom the costs (the "Costs") of transporting the Products from the Property to a Purchaser, of all sampling, assaying, grading, analysis, representation and umpire 'charges made or levied in connection with the sampling and assaying carried out after the Products have left the Property, of all charges and penalties for treatment and refining done by the or for the Purchaser, of all marketing, of all insurance premiums for insurance of such Products and of any sales, excise, production, import, export, extraction or other taxes on such products (but not income taxes) if such charges are based on production of Products or payable out of the proceeds received or shown as deductions therefrom. The Royalty Holder further acknowledges and agrees that the Owner shall have the right to market and sell or refrain from selling Products in any manner it may elect, that the Owner shall have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements which may involve the possible delivery of Products and that the Royalty Holder shall not be entitled to participate in any profits nor be obligated to share in any losses generated by said activities. Accordingly, with respect to gold produced, the actual amount of payment received by the Owner shall be deemed to be the amount equal to the relevant number of ounces received by the Owner from producing operations times the gold price per ounce as quoted by the London Bullion Brokers' PM Gold fixing (or other equivalent quotation) on the date (the "Out-turn Date") the relevant mint, refiner or smelter credits the Owner's account with refined gold. With respect to any metals other than gold produced and in the event the Owner delivers product in-kind to satisfy its delivery obligations arising from any such futures or other forward trading or hedging activities, the proceeds received by the Owner shall, for the purposes hereof, be deemed to be relevant London Metal Exchange closing spot quotation (or other equivalent or generally accepted quotation) on the date prior to the day any such delivery is made.

2.

If Products are sold to any third party which the Owner does not deal with at arms length, the products shall for purposes hereof be deemed to have been sold at the average net amount which other purchasers are generally ready, willing, and able to pay for products of like grades and quality in the marketplace at the time of the sale of the Products, less all Costs.

3.

The Owner shall cause to be kept proper books of account, records, and supporting materials covering all matters relevant to the calculation of the share of Net Smelter Returns payable to the Royalty Holder hereunder, and the reasonable verification thereof. Net Smelter Returns shall be calculated at the end of each calendar quarter in which revenues are received from the production of products and thereafter at the end of each subsequent calendar quarter during which revenues are received as aforesaid. The quarterly calculations, except for the last quarter of the Owner's fiscal year, of Net Smelter Returns shall be submitted to the Royalty Holder within 60 days after the quarter involved. The twelve-month calculation of the Net Smelter Returns shall be submitted to the Royalty Holder within 120 days after the end of the fiscal year end of the Owner (and, if more than one Owner, the fiscal year end of the Owner of the largest Participating Interest). The year-end calculation of Net Smelter Returns and the records relating thereto, shall be reviewed by chartered accountants designated by the Owner (which may be the auditor of the Owner), and copies of a report thereon shall be delivered to the Owner and to the Royalty Holder. Either party shall have 90 days after receipt of any report to object thereto in writing to the other party, and, failing such objection, such report shall be deemed correct. If a party shall object to any report and request a review, the chartered accountant shall be directed to review the records for the period in question and all costs relating to such review shall be paid by the Owner if the original report is found to be in error to the benefit of the Owner and, if not, by the Royalty Holder. In addition, either party may, on reasonable notice and at its own cost, ask for and carry out an independent review. The Owner shall, at all reasonable times, at the Royalty Holder's sole cost, permit agents of the Royalty Holder to inspect and review and make copies from the aforesaid books of account, record and supporting materials relevant to its share of Net Smelter Returns.

4.

Payment to the Royalty Holder of its Net Smelter Returns royalty shall be made by the Owner within 60 days after the end of each calendar quarter based on the aforesaid calculations, other than the last quarter in any relevant twelve month period with respect to which the payment will be as estimated by the Owner. Forthwith upon receipt of the calculation of Net Smelter Returns for the 12 month period subject to such calculation, adjustments without interest in respect of Net Smelter Returns for such period shall be made based on the final statements so prepared for such period. For greater certainty, acceptance by the Royalty Holder of any payments made by the Owner hereunder shall not prejudice the right of the Royalty Holder to protest or question the correctness of the amount of any such payment as contemplated herein.

5.

The Royalty Holder's Net Smelter Returns royalty is a contractual right only and the Royalty Holder shall have no right, title or interest in the Property save for those rights granted in the Agreement. Nothing in this Schedule or the Agreement shall in any way limit the Owner's rights as the Owner or lessee of the Property or its interest therein, including without limitation its right to set up such mining organization as it sees fit to bring the Property into production (solely, in partnership with others or otherwise), to manage and operate the mining organization, to commence, curtail, expand or terminate production from time to time and to market and sell products in

1.

such manner, as it may in its sole discretion decide, including the right to pre-sell such Products. The Owner may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process or upgrade the ores and concentrates produced from ores mined from the Property prior to sale, transfer, or conveyance to a Purchaser. The Owner shall not be liable for mineral values lost in such processing except for losses resulting from the bad faith or gross negligence of the Owner. Upon the assignment of all or any part of such interest by the current Owner (but not the assignee) shall be relieved of any obligation to the Royalty Holder with respect to the future Net Smelter Returns attributable to the interest in the Property so assigned if the assignee shall have acknowledged in writing its agreement to be responsible for such obligation and any proceeds received by the Owner from such assignment shall not be considered to be part of the Net Smelter Returns hereunder. Similarly, the Owner may mortgage or charge the Property or any portion thereof or any mill or other fixed assets or property located thereon (and the Royalty Holder shall cooperate in signing all consents and other documentation reasonably required in connection therewith) provided that it shall be a term of each mortgage or charge that the holder thereof or any person acquiring title to the Property upon enforcement of such mortgage or charge shall hold the same subject to the rights of the Royalty Holder hereunder. For greater certainty, a floating charge on the general corporate assets of the Owner shall be deemed not to be subject to the foregoing restriction.

6.

The owner shall have the right to commingle ore mined from the Property or products derived therefrom, with ores or products produced from other lands; provided that the Owner shall adopt and employ reasonable practices and procedures for weighing, determination of moisture level, sampling and assaying such ore or products and recording such data and utilize reasonably accurate recovery factors in order to determine the amount of economically recoverable Products derived from such ore or products. In addition, comparable procedures may be used by the Owner to apportion among the commingled ores any penalties imposed by the Purchaser. The Owner shall maintain accurate records of the results of such sampling, weighing and analysis and the Royalty Holder shall be permitted the right to examine, at all reasonable times and at its own cost, such records relating to any commingling of ores or products. Further, before the Owner intends to implement or significantly change any procedure to commingle ores or products, the Owner shall provide the Royalty Holder with all relevant details concerning the reason for commingling and the methodology and procedures to be employed so that Royalty Holder can consent to such methodology and procedures. The Royalty Holder's consent will not unreasonably be withheld. If the royalty Holder takes no action within a 30-day period after notice is given, the Royalty Holder shall be deemed to have consented to the methodology and procedures and the Owner may employ it in the Owner's operations.

7.

If there is more than one Owner, the obligation of each separate Owner to pay its pro rata share of the Net Smelter Return royalty to the Royalty Holder shall be several and no Owner shall have any obligation with respect to any payments due to the Royalty Holder by any other Owner. Further, where the context requires, a reference to

1.

"Owner" herein in relation to the actual operation and management of the Property shall be deemed to be a reference to the operator or manager of the Property if such is not the Owner.

8.

The Owner shall, upon the written request of the Royalty Holder, execute and deliver such documents as may be necessary to permit the Royalty Holder to record its Net Smelter Returns royalty against the Property.

9.

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Net Smelter Returns royalty is assigned (including by operation of law) it shall be a condition of such assignment that the assignee(s) agree with the Owner and all other royalty holders as follows:

(i)

the amount of any Net Smelter Returns payable hereunder shall be settled only with a single royalty holder or a duly authorized nominee of all the royalty holders (the "nominee") as set forth by notice to the Owner (such notice to be executed by all royalty holders), and such settlement shall be final and binding upon all interested parties and the Owner shall not be required to make any accounting to any person save the Nominee;

(ii)

payment of the Net Smelter Return shall be made only to or to the order of the Royalty Holder or the Nominee and any payment by cheque payable to the Nominee "In Trust" and made in accordance with the provisions of the Agreement shall constitute full and complete discharge to the Owner of its obligations to make such payment hereunder and there shall be no obligation to see the distribution of any such payment;

(iii)

the Owner may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(iv)

the Owner may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all Royalty Holders and any other interested parties; and

(v)

the Owner shall not be required to deal with any person except the Nominee and each of the said interested parties shall exercise any of their respective rights only through the Nominee and shall require any of their respective assignees to agree in writing to be bound by the provisions hereof.,